Mail Stop 3561
							December 12, 2005


Mr. Rubens Ghilardi
Chief Executive Officer & Chief Financial Officer
Energy Company of Parana
Rua Coronel Dulcidio, 800
80420-170 Curitiba, Parana, Brazil

		RE:	Energy Company of Parana
			Form 20-F for Fiscal Year Ended December 31, 2004
			Filed June 29, 2005
			File No. 001-14668

Dear Mr. Ghilardi:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

								Sincerely,



									George F. Ohsiek, Jr.
									Branch Chief